Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 Number 333-116940, as amended, and Form S-8 Number 333-123060 previously filed by iVow, Inc. of our report, dated March 20, 2006, on the consolidated financial statements of iVOW, Inc. and Subsidiary as of December 31, 2005 and 2004 and for the years then ended, which report includes an explanatory paragraph related to the ability of iVOW, Inc and Subsidiary to continue as a going concern and appears in this annual report on Form 10-KSB for the year ended December 31, 2005.

/s/ J. H. COHN LLP
San Diego, California
March 31, 2006